UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MOLECULAR INSIGHT PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2007

To the Stockholders of Molecular Insight Pharmaceuticals, Inc.:

Notice is hereby given that the 2007 annual meeting of stockholders (the “Annual Meeting”) of Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation (the “Company”), will be held at 10:00 a.m., local time, on Monday, May 14, 2007, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610, to consider and act upon the following proposals:

1. To elect two directors to be Class I directors of the Company’s Board of Directors, each to serve for a term of three years or until his or her successor is elected and qualified;

2. To ratify the selection of Deloitte & Touche LLP, independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 6, 2007 as the record date. Only the holders of record of the Company’s common stock on the record date are entitled to notice of and to vote at the Annual Meeting. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this notice. A copy of our annual report for our 2006 fiscal year is also enclosed.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope, even if you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

/s/ David S. Barlow
David S. Barlow
Chairman of the Board and Chief Executive Officer

April 12, 2007

MOLECULAR INSIGHT PHARMACEUTICALS, INC. 160 Second Street Cambridge, Massachusetts 02142 (617) 492-5554
PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS FEES AND SERVICES
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT YEAR-END
OPTION EXERCISES AND STOCK VESTED
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
160 Second Street
Cambridge, Massachusetts 02142
(617) 492-5554

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Molecular Insight Pharmaceuticals, Inc. (the “Company”) for use at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 14, 2007, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610, at 10:00 a.m., local time, and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the accompanying proxy cards, together with the Company’s 2006 Annual Report to Stockholders, are first being mailed to stockholders entitled to vote at the Annual Meeting on or about April 12, 2007.

ABOUT THE MEETING

Why am I receiving these materials?

At the Annual Meeting, stockholders will act upon matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or, if your shares are held by a broker, you may vote your shares by telephone or over the Internet, if authorized by your broker.

Who is entitled to vote?

Only holders of the Company’s common stock outstanding as of the close of business on April 6, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock he or she held on the Record Date.

Who can attend the Annual Meeting?

All stockholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors. Any shares not voted, whether due to abstention or because they constitute broker non-votes, will not affect the election of directors. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

Stockholders who own shares registered directly with the Company’s transfer agent on the close of business on April 6, 2007 can appoint a proxy by mailing their signed proxy card in the enclosed envelope. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that the stockholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company that you are revoking your proxy, or by voting in person at the Annual Meeting. Presence at the Annual Meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. When a stockholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to: Corporate Secretary, Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142.

What am I voting on?

You are voting on two proposals:

1. Election of two directors, with the following as the Board’s nominees:

•	David M. Stack (nominated as a Class I director with a term to end at the 2010 Annual Meeting of Stockholders); and

•	Harry Stylli, Ph.D. (nominated as a Class I director with a term to end at the 2010 Annual Meeting of Stockholders); and

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

What are the Board’s recommendations?

The Board recommends a vote:

•	For election of the nominated slate of directors; and

•	For the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

If you sign and return your proxy card, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes, and with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the Nasdaq Global Market on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the Annual Meeting is required for approval.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Company, the Company’s transfer agent, will count the vote. Foley & Lardner LLP, the Company’s outside counsel, will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

How are proxy materials delivered to stockholders?

Pursuant to Securities and Exchange Commission rules, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s annual report to stockholders and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to stockholders and this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify the Company of their requests by calling the Company’s Secretary at (617) 492-5554 or by sending a written request addressed to the Company, Attention: Corporate Secretary, Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142.

How can I contact the members of the Board?

Stockholders may communicate with the full Board or individual directors by submitting such communications in writing to Molecular Insight Pharmaceuticals, Inc., Attention: Board of Directors (or the individual director(s)), Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142. Such communications will be delivered directly to the directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors recommends the following nominees for election as directors and recommends that each stockholder vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

Our Board of Directors presently consists of seven members and is divided into three classes (designated “Class I,” “Class II,” and “Class III”), with the number of directors in each class being as nearly equal in number as possible. Our Board of Directors was first divided into three classes in February 2007 at the time of our initial public offering. Our Articles of Organization and Bylaws provide that the directors in each respective class will serve three-year terms expiring at the third annual meeting of stockholders after their elections or until their respective successors have been duly elected and qualified, provided that the initial term of the Class I directors is scheduled to expire at our first annual stockholder meeting following our initial public offering, the initial term of the Class II directors is scheduled to expire at our second annual stockholder meeting following our initial public offering, and the initial term of the Class III directors is scheduled to expire at our third annual stockholder meeting following our initial public offering. Presently the three Class I directors are Kim D. Lamon, M.D., Ph.D., David M. Stack and Harry Stylli, Ph.D. Dr. Lamon submitted his notice to the Board of Directors to resign from the director position effective as of May 14, 2007. The Board of Directors voted to reduce the size of the board to six members, effective as of May 14, 2007, which will consist of two Class I directors, two Class II directors and two Class III directors. Accordingly, at the Annual Meeting, two Class I directors are required to be elected. Our Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated David M. Stack and Harry Stylli, Ph.D., to stand for re-election as Class I directors.

The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable or will decline to serve. In the event, however, that any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the persons designated as proxies will vote for any nominee who is designated by our current Board of Directors to fill the vacancy.

The two nominees for director named above currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2010 annual meeting of stockholders (in the case of Class I directors). The remaining four directors will continue to serve as members of the Board for the terms described below. Directors are elected by a plurality of the votes cast (assuming a quorum is present or represented by proxy at the Annual Meeting), meaning that the two nominees receiving the highest number of affirmative votes of the votes represented at the Annual Meeting will be elected as directors. Proxies solicited by the Board will be voted “FOR” the nominees named above unless a stockholder specifies otherwise.

Biographical information and the age (as of the Record Date) for each director nominee to be elected at the Annual Meeting, and each other director and executive officer of the Company can be found below under the caption “Directors and Executive Officers.”

PROPOSAL 2 — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors recommends the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and recommends that each stockholder vote “FOR” the ratification. Executed proxies in the accompanying form will be voted at the annual meeting in favor of the ratification of the independent registered public accounting firm, unless authority to do so is withheld.

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The Audit Committee of our Board of Directors has recommended, and the Board of Directors has already selected, Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007. Deloitte & Touche LLP also served as our independent registered public accounting firm during the fiscal year ended December 31, 2006. Unless a stockholder directs otherwise, proxies will be voted for the approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year. If the stockholders do not approve the appointment of Deloitte & Touche LLP, the Board will consider the selection of other independent public accountants for the 2007 fiscal year, but will not be required to do so.

The affirmative vote of the majority of all shares of common stock eligible to vote on a matter is required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent registered public accounting firm for such fiscal year if the Board of Directors feels that such a change would be in the best interests of our company and its stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the director nominees to be elected at the Annual Meeting, and each other director and executive officer of the Company, their ages, and the positions currently held by each such person with the Company as of April 6, 2007.

Name	Age	Position

David S. Barlow	50	Chairman of the Board of Directors, Chief Executive Officer
John W. Babich, Ph.D.	50	President and Chief Scientific Officer
John E. McCray	57	Chief Operating Officer
Nicholas Borys, M.D.	47	Chief Medical Officer
Robert Gallahue*	46	Chief Financial Officer
John A. Barrett, Ph.D.	53	Vice President of Research
Joshua Hamermesh	34	Vice President of Commercial and Business Development
Priscilla Harlan	54	Vice President, Corporate Communications and Investor Relations
James F. Kronauge, Ph.D.	51	Vice President of Process Development
James Wachholz	53	Vice President, Regulatory Affairs and Quality Assurance
Kim D. Lamon, M.D., Ph.D.	55	Director
David M. Stack(1)	56	Director
Harry Stylli, Ph.D.(1)	45	Director
Daniel Frank	50	Director
Lionel Sterling	69	Director

(1)	Director Nominees.

*	Mr. Gallahue’s position as our Chief Financial Officer ended on April 11, 2007, prior to the filing and mailing of this Proxy Statement.

David S. Barlow has served as the Chairman of our Board of Directors since early 2000 and as our Chief Executive Officer since January 2003. Mr. Barlow is a Trustee of McLean Hospital, Bates College, and

Newton Country Day School and is on the Board of Directors of New River Pharmaceuticals. He is also a member of the President’s Council at Massachusetts General Hospital, Boston, Massachusetts.

John W. Babich, Ph.D., a founder of our Company in 1997, serves as our President and Chief Scientific Officer, and is a member of our Board of Directors.

John E. McCray has served as our Chief Operating Officer since joining our Company in March 2003. Prior to that, from 2000 to 2003, Mr. McCray served as the Chief Operating Officer at Pan Pacific Pharmaceuticals.

Nicholas Borys, M.D. has served as our Chief Medical Officer since April 2004. From 2002 to 2004, he worked at Taiho Pharma USA, where he served as Chief Medical Officer for global clinical development.

Robert Gallahue has served as our Chief Financial Officer since July 2005. Prior to joining our Company, he served as Interim Chief Financial Officer for VaxInnate from 2004 to 2005. From 2000 to 2003, he was Chief Financial Officer and Treasurer of Keryx Biopharmaceuticals. Mr. Gallahue’s position as our Chief Financial Officer ended on April 11, 2007, prior to the filing and mailing of this Proxy Statement.

John A. Barrett, Ph.D. has served as our Vice President of Research since August 2005. He came to our Company from Infinity Pharmaceuticals, where he worked from 2003 to 2005 and served as the Senior Director Pharmacology/Toxicology, ADME, and Bioanalytical Chemistry. Prior to Infinity Pharmaceuticals, Dr. Barrett was Senior Director of Pharmacology/Toxicology at EPIX Medical, Inc. from 2000 to 2003.

Joshua Hamermesh has served as our Vice President of Commercial and Business Development since May 2005. From 1999 to 2005, he worked at Genzyme Corporation, where he was the Business Director, Cardiac Cell Therapy and Chief Operating Officer of the company’s MG Biotherapeutics unit. Mr. Hamermesh held several cardiovascular product marketing and business development positions at Genzyme, including Director, Cardiovascular Business Development and Marketing Manager, Genzyme Surgical Products.

Priscilla Harlan has served as our Vice President, Corporate Communications since July 2005. From 2000 to 2005, Ms. Harlan worked at Complete Healthcare Communications, Inc., a medical communications consultancy, where she was an Account Director for pharmaceutical clients.

James F. Kronauge, Ph.D. joined our Company in December 1999, and after serving in a variety of research positions, became our Vice President of Process Development in August 2005.

James Wachholz has served as our Vice President, Regulatory Affairs and Quality Assurance since May 2005. Prior to joining our Company, from 2003 to May 2005, he worked at Accentia Biopharmaceuticals, where he served as Chief Regulatory Officer. From 1998 to 2003, Mr. Wachholz worked at Sepracor Inc., where he served as the Executive Director of Regulatory Affairs.

Kim D. Lamon, M.D., Ph.D. has served as a member of our Board of Directors since 2004. Dr. Lamon currently serves as the President of SciPharma Consulting, LLC. From September 2003 to 2006, Dr. Lamon served as the President, Research and Development and Chief Scientific Officer at Valeant Pharmaceuticals International. From January 2003 to August 2003, Dr. Lamon worked at Ribapharm, Inc., where he served as the Chief Executive Officer and Supervising Chief Financial Officer. From 1999 to 2003, Dr. Lamon worked at SciPharma Consulting, LLC, a consulting company to the biotechnology, diagnostics and pharmaceutical industries, where he served as President. Currently, Dr. Lamon serves on the Scientific Advisory Board of Valeant Pharmaceuticals International.

David M. Stack has served as a member of our Board of Directors since 2006. Mr. Stack has been Executive Partner of MPM Capital since 2005 and a Managing Partner of Stack Pharmaceutical, Inc. since 2004. From 2001 until 2004, he was President, Chief Executive Officer of The Medicines Company. He currently serves as a Director of Bio-Imaging Technologies, Inc., Medsite, Inc., PepTx, Inc. and QRx Pharma, Pty. Ltd.

Harry Stylli, MBA, Ph.D. has served as a member of our Board of Directors since 2004. Dr. Stylli has been President and Chief Executive Officer of Sequenom since 2005. From 2003 until 2005, he was President and Chief Executive Officer of Xencor. From 2002 to 2003, he served as, co-founder, President and Chief

Executive Officer of CovX Pharmaceuticals. From 1995 to 2002 he was a cofounder of, had various senior roles at, Aurora Biosciences, Dr. Stylli also served as President of Aurora Biosciences a wholly owned subsidiary of Vertex Pharmaceuticals post its acquisition of Aurora Biosciences in 2001. Harry Stylli is an advisor to Nanosyn a chemistry company. He is currently a member of the Board of Directors of Sequenom, Inc.

Daniel Frank has served as a member of our Board of Directors since 2004. Since 2001, he has worked at Cerberus Capital Management, L.P., a private investment firm.

Lionel Sterling joined our Board of Directors as of the listing of our common stock on the Nasdaq Global Market in February 2007. In 1987, Mr. Sterling founded Equity Resources Inc., a private investment firm, where he has served as President since 1987. He is currently a member of the Board of Directors of Third Wave Technologies.

Executive officers of he Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Independence

During the fiscal year ended December 31, 2006 (“Fiscal 2006”), the Board of Directors of the Company held six in-person meetings and took action by written consent on five occasions. Each director attended at least 75% of the total meetings of the Board and the total number of meetings held by all committees of the Board on which such director served during Fiscal 2006. It is the Company’s current policy to strongly encourage directors to attend the Annual Meeting, but they are not required to attend. The Annual Meeting will be our first annual meeting of stockholders subsequent to our initial public offering. The annual meeting of stockholders for Fiscal 2006 was held on August 31, 2006. One director attended our annual meeting for Fiscal 2006.

Our Board of Directors presently has seven members, and biographical information regarding these directors (three of whom are director nominees) is set forth above under the caption “Directors and Executive Officers.” The Board has determined that five of its members are “independent directors” as defined under the rules of the Nasdaq Stock Market, Inc. and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended. These five “independent directors” are Messrs. Frank, Lamon, Stylli, Stack and Sterling. As of May 14, 2007, our Board of Directors will have six members. Dr. Lamon will be resigning from the director position effective as of May 14, 2007.

Board Committees

The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. In addition, the Board of Directors has established a Scientific Advisory Board. Presently, Messrs. Sterling, Stack and Stylli are the members of the Audit Committee; Messrs. Frank, Stack and Sterling are the members of the Compensation Committee; and Messrs. Lamon, Frank and Sterling are the members of the Governance and Nominating Committee. Dr. Lamon submitted his notice to the Board of Directors to resign as a director effective as of May 14, 2007. At the time of the filing of this Proxy Statement, the Board of Directors has not determined Dr. Lamon’s successor to the Governance and Nominating Committee. The following is a summary description of the respective responsibilities of the Board’s standing committees:

Audit Committee.

The Audit Committee performs the following functions, among others:

•	appointing and replacing our independent registered public accounting firm;

•	reviewing compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions;

•	reviewing the proposed scope and results of the audit; and

•	reviewing and pre-approving the independent registered public accounting firm’s audit and non-audit services rendered.

The Audit Committee consists of three independent directors, Messrs. Sterling, Stylli and Stack. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements.

Our Board of Directors has determined that Mr. Sterling is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. The Audit Committee met four times in fiscal year 2006. The Audit Committee’s report on its activities during 2006 appears later in this Proxy Statement under the caption “Audit Committee Report.” The Board of Directors has approved and adopted a written charter for the Audit Committee, and the chairperson of the Audit Committee is Mr. Sterling. A copy of this charter is posted on the Company’s website www.molecularinsight.com in the “Investor Relations” section of the website.

Compensation Committee.

The Compensation Committee performs the following functions, among others, as set forth in its committee charter, including:

•	recommending and approving salaries, incentive compensation and equity-based plans for our executive officers and managers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our Chief Executive Officer’s performance in light of corporate objectives;

•	setting our Chief Executive Officer’s compensation based on the achievement of corporate objectives;

•	developing plans for Chief Executive Officer succession; and

•	preparing and issuing reports required under the committee charter.

The Compensation Committee is comprised of Messrs. Frank, Sterling and Stack. The chairperson of the Compensation Committee is Mr. Frank. The Compensation Committee met twice in fiscal year 2006.

A copy of the Compensation Committee’s charter is posted on the Company’s website at www.molecularinsight.com in the “Investor Relations” section of the website.

Governance and Nominating Committee.

The Governance and Nominating Committee performs the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full Board of Directors the director-nominees to stand for election at annual meetings of the stockholders;

•	recommending members of the Board of Directors to serve on the various committees of the Board of Directors;

•	evaluating and ensuring the independence of each member of each committee of the Board of Directors;

•	recommending to the Board of Directors our corporate governance principles; and

•	recommending to the Board of Directors a code of conduct for our directors, officers and employees.

The Governance and Nominating Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Corporate Secretary in accordance with our Bylaws, and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. Each nominee is evaluated by our Governance and Nominating Committee, which shall take into account all factors it considers appropriate, which may include judgment, skill, diversity, experiences with businesses and other organizations of comparable size, the interplay of the candidate’s experiences with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. At a minimum, a nominee should have distinguished him or herself in a career in industry, government or academia; should be capable of offering sound advice and counsel to us and our Chief Executive Officer; must possess the highest personal and professional ethics, integrity and values; and must be eligible to serve a minimum of three years. The Governance and Nominating Committee considers not only the individual talents and skills of each nominee, but also the range of talents and skills represented by all members of our Board of Directors. Our Governance and Nominating Committee may, but need not, use the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director.

The Governance and Nominating Committee is comprised of three independent directors, Messrs. Lamon, Frank and Sterling, and the chairperson of the Governance and Nominating Committee presently is Dr. Lamon. Dr. Lamon submitted his notice to the Board of Directors to resign as a director effective as of May 14, 2007. At the time of the filing of this Proxy Statement, the Board of Directors has not determined Dr. Lamon’s successor to the Governance and Nominating Committee. The Governance and Nominating Committee was formed in February 2007 and did not exist or meet in fiscal year 2006. A copy of the Governance and Nominating Committee’s charter is posted on the Company’s website at www.molecularinsight.com in the “Investor Relations” section of the website.

Scientific Advisory Board.

In addition to the foregoing, our Board of Directors has established a group of respected scientists in the biochemistry, organic and inorganic chemistry, cardiology, radiation oncology, nuclear medicine and radiology fields to advise it on scientific, technical and commercialization issues. The scientific advisory board does not have any authority with respect to the governance of our company but provides advice on the scientific results and strategy of our products and research and development efforts. The advisors are currently William C. Eckelman, Ph.D., who serves as Chairman; Ronald L. Van Heertum, M.D.; Ross J. Baldessarini, M.D.; Peter Conti, M.D., Ph.D.; Alan Davison, Ph.D., F.R.S.; Duncan H. Hunter, Ph.D.; Alan P. Kozikowski, Ph.D.; Rob Mairs, Ph.D.; H. William Strauss, M.D.; Vladimir Torchilin, Ph.D.; John F. Valliant, Ph.D.; Barry Zarett, M.D.; and Jon A. Zubieta, Ph.D.

Code of Conduct and Business Ethics

Our Board of Directors has adopted a Code of Conduct and Business Ethics that is applicable to all of the employees and directors of the Company and its subsidiaries. The text of the Code of Conduct and Business Ethics is posted on the Company’s website at www.molecularinsight.com in the “Investor Relations” section of the website.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the full Board of Directors or individual directors by submitting such communications in writing to Molecular Insight Pharmaceuticals, Inc., Attention: Board of Directors (or the individual director(s)), 160 Second Street, Cambridge, Massachusetts 02142. Such communications will be delivered directly to the directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% stockholder of the Company must file a Form 4 reporting the acquisition or disposition of Company’s equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% stockholder. As the Company’s initial public offering was not effective until February 1, 2007, no officers, directors, and greater than 10% beneficial owners were subject to these Section 16(a) filing requirements during the Company’s fiscal year ended December 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2007 with respect to (i) each of the Company’s directors and director nominees, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of March 15, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 24,744,284 shares of the Company’s common stock were issued and outstanding as of March 15, 2007.

	Number of Shares of
	Common Stock
Beneficial Owner	Beneficially Owned	Percent

5% Stockholders
Cerberus Partners, L.P.(1)	3,984,467	16.10%
299 Park Avenue, 22nd Floor New York, NY 10171
James Poitras	1,238,083	5.00
P.O. Box 568821 Orlando, Florida 32856
Named Executive Officers, Directors, and Director Nominees
David S. Barlow(2)	2,581,725	10.39
John Babich(3)	646,035	2.56
John McCray(4)	251,352	1.01
Nicholas Borys(5)	44,583	*
Robert Gallahue(6)	69,790	*
David Stack(7)	4,167	*
Daniel Frank(8)	143,330	*
Kim Lamon(9)	11,333	*
Harry Stylli(10)	8,333	*
Lionel Sterling(11)	243,561	*
Executive Officers, Directors, and Director Nominees as Group (10 persons)	4,004,209	15.67

*	Less than 1.0%

(1)	Stephen Feinberg has sole voting and investment power over all of the shares of common stock held by Cerberus Partners, L.P. and affiliates.

(2)	Includes 112,499 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

(3)	Includes 485,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

(4)	Includes 56,048 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

(5)	Includes 44,583 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

(6)	Includes 69,790 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

(7)	Includes 4,167 shares of common stock issuable upon exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

(8)	Includes 4,167 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007. Mr. Frank is a Managing Director of Cerberus Capital Management, L.P., an entity affiliated with Cerberus Partners, L.P. Mr. Frank has no voting or investment power over shares of common stock held by Cerberus Partners, L.P. and he disclaims beneficial ownership of these shares. Accordingly, no shares of our common stock that are held in the name of Cerberus Partners, L.P. are attributed to Mr. Frank. As discussed in footnote 1 to this table, shares of our common stock that are held in the name of Cerberus Partners, L.P. are attributed to Stephen Feinberg.

(9)	Includes 8,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

(10)	Includes 8,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

(11)	Includes 8,333 shares of common stock issuable upon exercise of options which are currently exercisable or which are exercisable within 60 days of March 15, 2007.

REPORT OF AUDIT COMMITTEE

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is posted on the Company’s website at www.molecularinsight.com in the “Investor Relations” section of the website. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal year 2006, the Audit Committee met four times. During fiscal year 2007, the Audit Committee has met three times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal years 2005 and 2006 with management and the independent auditors.

The Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with our independent auditors, Deloitte & Touche LLP. The Committee received a written disclosure and letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements be included in our Annual Report to stockholders on Form 10-K filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Lionel Sterling
David M. Stack
Harry Stylli, Ph.D.

April 12, 2007

INDEPENDENT PUBLIC ACCOUNTANTS FEES AND SERVICES

The consolidated financial statements as of and for the years ended December 31, 2006, 2005, and 2004 have been audited by Deloitte & Touche LLP, independent registered public accounting firm. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Audit and Related Fees

During Fiscal 2006, the Company engaged Deloitte & Touche LLP to perform the Fiscal 2006 audit and to prepare the Fiscal 2006 income tax returns.

Audit Fees.  The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and 2005 were $742,000 and $1.1 million, respectively. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements, as well as other professional services rendered in connection with the Company’s initial public offering included in the Company’s Registration Statement on Form S-1, as amended, which was declared effective by the Securities and Exchange Commission on February 1, 2007 and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

Audit-Related Fees.  There were no fees billed by Deloitte & Touche LLP during Fiscal 2006 or Fiscal 2005 for assurance and related services related to the performance of the audit or review of the Company’s consolidated financial statements and not described above under “Audit Fees.”

Tax Fees.  During Fiscal 2006, Deloitte & Touche LLP billed $25,000 to the Company for preparing the Company’s 2005 tax returns. The Company has engaged Deloitte & Touche LLP to prepare its 2006 tax returns with expected fees for such services to be $25,000. 100% of these services were pre-approved by the Audit Committee.

All Other Fees.  There were no fees billed by Deloitte & Touche LLP during Fiscal 2006 or Fiscal 2005 for professional services other than the services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

The Audit Committee does not believe the provision of non-audit services by the independent public accountant impairs the ability of such accountant to maintain independence with regard to the Company.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Such services and fees of our auditors were pre-approved by the Audit Committee for fiscal year 2006.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

Our executive compensation and benefit program aims to encourage our management team to continually pursue our strategic opportunities while effectively managing the risks and challenges inherent to a development stage pharmaceutical/biotechnology company. Specifically, we have created a compensation package that combines short and long-term components, cash and equity, and fixed and contingent payments, in the proportions we believe are most appropriate to incentivize and reward our senior management for achieving the following goals:

•	foster a highly creative, collegial and integrated team whose participants understand and share our business objectives and ethical and cultural values;

•	lead the Company by demonstrating forward thinking in the identification, development and commercialization of those product candidates, both internally developed and in-licensed, that fit most closely within our clinical targets;

•	control the multiple dimensions of our business, from research and development, through clinical trials, manufacturing, strategic alliances and all aspects of operations in order to maximize the value of each dollar deployed;

•	identify and satisfy our short and long-term financing requirements in a highly strategic and creative manner, and deploy available funds for maximum benefit to us and our stockholders; and

•	create a scientific organization capable of directing resources toward practical and commercially viable products, whether developed in-house or licensed from strategic partners.

Our executive compensation structure not only aims to be competitive in our industry, but also to be fair relative to compensation paid to other professionals within our organization, relative to our short and long-term performance and relative to the value we deliver to our stockholders. As we continually develop our compensation approach, we seek to implement an approach that rewards our executive officers when we achieve our goals and objectives, and generate returns consistent with other early stage pharmaceutical/biotechnology companies in our industry. At the same time, we align the risks of our key managers with those of our stockholders. We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. We evaluate and reward our executive officers based on their contribution to the achievement of short and longer term goals and objectives; their willingness to challenge and improve existing policies and structures; and their capability to take advantage of unique opportunities and overcome difficult challenges within our business.

Role of Our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our equity incentive plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Messrs Frank, Stack and Lionel Sterling, and is chaired by Mr. Frank.

Our Compensation Committee reviews and makes recommendations to our Board to ensure that our executive compensation and benefit program is consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of our Board, is responsible for establishing the executive compensation packages offered to our named executive officers. Our executives’ base salary, target annual bonus levels and target annual long-term incentive award values are set at competitive levels, with the opportunity to earn above-market pay for above-market performance as measured against our peer group of companies.

Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit program is consistent with both our compensation philosophy and our corporate governance guidelines:

•	engaged and directed W.T. Haigh & Company, Inc., as our independent executive compensation and benefits consultant, to assess the competitiveness of our overall executive compensation and benefits program, and provide a high level review of our 2006 Equity Incentive Plan;

•	with the assistance of W.T. Haigh & Company, Inc., developed appropriate executive compensation structures based on targeting a competitive level of pay as measured against our peer group (see discussion under the caption “Compensation Discussion and Analysis — Competitive Market Review”);

•	maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer independent of input from him;

•	reviewed on an annual basis the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer, and determined what we believe to be appropriate total compensation based on competitive levels as measured against our peer group (see discussion under the caption “Compensation Discussion and Analysis — Competitive Market Review”); and

•	maintained the practice of holding executive sessions (without management present) at every Compensation Committee meeting.

Executive Compensation Program

Components of our Compensation Program.

Our performance-driven compensation program consists of five components: base salary, annual cash bonuses, long-term incentives, benefits and severance/termination protection.

We utilize short term compensation, including base salary, annual adjustments to base salary and cash bonuses, to motivate and reward our key executives in accordance with our “Performance on Objectives” program. Our Compensation Committee has established this program to set and refine management objectives, and to measure performance against those objectives. We are in the process of implementing and systematizing our review process, with the objective of measuring and providing feedback on the following categories of individual performance:

•	delivery of results against our “Performance on Objectives” program;

•	achievement of objectives established during the prior review;

•	assessment of professional effectiveness, consisting of a portfolio of competencies that include leadership, commitment, creativity and team accomplishment; and

•	knowledge, skills and attitude, focusing on capabilities, capacity and willingness to learn.

We balance individual, business unit and company-wide goals and achievements. On an individual level, we set clearly defined goals for each member of our executive team, focusing on the categories mentioned above, with an emphasis on quantifiable and achievable goals. Our process is participatory, rather than dictatorial; we engage in a collaborative process with each executive to define his or her personal objectives, as well as those of the business unit for which the executive is responsible. Each executive participates in establishing the objectives of our Company as a whole, and offers his or her views as to the goals of each other business unit, insofar as those goals impact the individual executive’s own organization and our Company overall. Similarly, our executives are asked to provide feedback not only on their own performance and that of their particular business unit, but also of other business units and our entire organization. We see this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

We evaluate each executive officer twice each year based on the achievement of Company goals and objectives, departmental or functional area goals and individual performance objectives. At the mid-year review, we review the performance objectives and the progress being made toward their achievement as well as the executive’s overall ongoing performance. At the end of the year, we review final results versus objectives and begin discussions regarding performance objectives for the next fiscal year. Incentive compensation, based on the achievement of goals and objectives, may be awarded in the form of an annual performance bonus and equity-based awards. Our annual performance awards are used to reward the achievement of annual objectives and our equity-based awards are used to align the interests of our senior executives with those of our stockholders and to promote a longer term performance perspective and progress toward achieving our long-term strategy.

Our senior executives’ total compensation may vary significantly year to year based on Company, functional area and individual performance. Further, the value of equity awards made to our senior executives will vary in value based on our stock price performance.

Short-term Compensation.  Our short-term compensation program consists of base salary and cash bonuses. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. In establishing the 2006 base salaries of the named executive officers, our Compensation Committee and management took into account a number of factors, including the executive’s seniority, position and functional role, level of responsibility and, to the extent such individual was employed by us for at least the prior six months, his or her accomplishments against personal and group objectives. For newly hired personnel, we considered the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join our Company. In addition, we considered the competitive market for corresponding positions within comparable geographic areas and industries. Base salaries for our senior executives are generally positioned between the 50th -60th percentiles versus our peer group.

The base salary of our named executive group is reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. Increases are considered within the context of our overall annual merit increase budget before more specific individual and market competitive factors are considered. We do not apply specific formulas to determine increases. Generally, executive salaries are adjusted effective January 1 of each year.

Annual performance bonuses for our officers are based on the achievement of Company annual goals and objectives, departmental or functional area goals, as well as individual performance objectives. Awards under the program are based on a thorough quantitative and qualitative review of all the facts and circumstances related to Company, department/function and individual performance when determining each individual’s annual bonus. An individual may receive an award from zero to 150% of his or her target bonus based on the review of results. For 2005 and 2006, the target bonuses for Messrs. Barlow, Babich and McCray were 50% of base salary rate and the target bonuses for Messrs. Borys and Gallahue are 30% of base salary rate. In 2006, cash bonuses paid to Messrs. Barlow, Babich, McCray, Borys and Gallahue for their 2005 performance were $198,000, $180,000, $126,000, $56,000 and $34,000, respectively, representing 118%, 118%, 118%, 77% and 100% of their 2005 target bonus amounts, respectively. These cash bonus amounts represented 37%, 37%, 37%, 19% and 23%, respectively of their total compensation in 2005.

For the 2005 performance measurement year, bonuses were paid out in two installments during 2006, subject to continued employment. In 2006, bonus payouts were also tied to our cash position: accordingly, only one-half of the bonus was paid in May 2006, and the remaining one-half was deferred until November 2006, when our convertible debt financing was completed. Bonuses of less than $50,000 were paid in a single installment in May 2006. In the future, bonuses are expected to be paid in a single installment during the year following the measurement year.

Long-term Compensation.  At present, our long-term compensation consists solely of stock options. Our option grants are designed to align management’s performance objectives with the interests of our stockholders. Our Compensation Committee grants options to key executives in order to enable them to participate in the long term appreciation of our stockholder value, while personally feeling the impact of any business setbacks, whether Company-specific or industry based. Additionally, stock options provide a means of ensuring the retention of key executives, inasmuch as they are in almost all cases subject to vesting over an extended period of time.

In general, stock options are granted periodically, and are subject to vesting based on the executive’s continued employment. Most options vest in four annual installments on the first four anniversaries of the date of the grant. A portion of options granted have an accelerated vesting feature upon reaching defined milestones.

The initial option grant made to each executive upon joining the Company is primarily based on competitive conditions applicable to the executive’s specific position. In addition, the Compensation Committee considers the number of options owned by other executives in comparable positions within our Company and has established stock option targets for specified categories of executives. We believe this strategy is consistent with the approach of other development stage companies in our industry and, in our Compensation Committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.

We use a number of methodologies to make external comparisons when we set the number of options to be granted to each executive. On an individual basis, we compare:

•	the fair value of the grant using a Black-Scholes valuation for equity awards that is consistent with SFAS 123(R);

•	the number of option shares granted by position; and

•	the number of option shares granted by position as a percentage of total option shares granted and of total common shares outstanding.

On a total Company basis, when it is appropriate, we plan to analyze:

•	total annual run rates;

•	total value transfer;

•	total stock options granted on average per employee; and

•	equity overhang.

We believe these comparisons provide important additional context for comparing the competitive level of our equity based compensation practices versus the market.

Ultimately, awards to senior executives are driven by their sustained performance over time, their ability to impact our results that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility in our Company, and competitive equity award levels for similar positions and organization levels in our peer companies. Equity awards are not granted automatically to our executives on an annual basis. Further, we expect our senior executives to hold a significant portion of their stock for the longer term.

During 2006, our Board granted stock options based upon the recommendations of our Compensation Committee.

These grants were generally made during regularly scheduled Board meetings. The exercise price of options was determined by our Board after taking into account a wide variety of factors, including the pricing of our most recently completed equity financing; the status of our various research and development activities and clinical trials; the quality and growth of our management team; and specific and general market comparables within our industry. In addition, the Board took into account the valuation opinion of our outside consultant, who provided valuations of our common stock at the end of each calendar quarter. Subsequent to our initial public offering, our Board intends to grant options at its regularly scheduled Board meetings. These options will be priced, and be deemed granted as of, the first Tuesday after we release our financial results for the preceding fiscal quarter or fiscal year, with the option price being equal to the closing trading price of our stock on that day. This will ensure that the exercise price of our options will not be influenced by non-public information.

Benefits.  We provide the following benefits to our senior executives generally on the same basis as the benefits provided to all employees:

•	Health and dental insurance;

•	Life insurance;

•	Short-and long-term disability; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. A detailed description of these benefits appears elsewhere in this Proxy Statement. In lieu of using our health insurance plan, Mr. Barlow receives reimbursement described in further detail in the Summary Compensation Table below.

Severance Compensation & Termination Protection.  We have entered into employment agreements with our executive officers, including our Chief Executive Officer and all other named executive officers. These agreements are described in more detail elsewhere in the Proxy Statement under the caption “Executive Employment Agreements”. These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause by us, each as is defined in the agreements.

The employment agreements between our Company and our senior executives and the related severance compensation provisions are designed to meet the following objectives:

•	Change in Control: As part of our normal course of business, we engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide a component of severance compensation (i.e. the acceleration of vesting for any options not yet vested) if an executive is terminated as a result of a change of control transaction to promote the ability of our senior executives to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•	Termination Without Cause: If we terminate the employment of a senior executive “without cause” or the executive resigns for “good reason”, each as defined in the applicable agreement, we are obligated to continue to pay the base salary for a one year period beginning six months after the executive’s termination. We believe this is appropriate because the terminated executive is bound by confidentiality and non-compete provisions covering one year after termination and because we and the executive have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.

These arrangements and potential post-employment termination compensation payments are described in more detail in the section entitled “Executive Employment Agreements” below.

Assessment of 2006 Performance Results Versus Our Objectives

Our business strategy is to become a leader in the discovery, development and commercialization of innovative and targeted radio therapeutics and molecular imaging pharmaceuticals. We intend to build our product portfolio in each of these areas through our internal research efforts, our use of proprietary technologies and our acquisition or in-licensing of complimentary products and technologies. In order to enable these strategic initiatives to continue, we must continue to focus on effective financing strategies, which involve additional capital through the issuance of equity and debt instruments. We must also focus on continually strengthening our management and scientific teams, in order to provide the human resources necessary to carry out our business objectives.

In 2005 and 2006, we made significant progress in all aspects of our strategic plan. During the first half of 2005, we completed the Phase 2a clinical trials for Zemiva, we closed our Series C Preferred Stock financing, and we continued to add to our management team and Board of Directors, including the hiring of our Vice President of our Vice President, Regulatory Affairs and Quality Assurance. In the second half of 2005, we achieved additional strategic milestones with the completion of a Phase 2b clinical trial for Zemiva and the collection of important data produced by those trials. We also continued to supplement our key management team with the hiring of our Vice President of Corporate Communications, our Chief Financial Officer and our Vice President of Research. Moreover, we submitted an application for Orphan Drug and Fast Track designation for Azedra. On the financial side, in November 2005 we filed for an initial public offering on Form S-1 with the Securities and Exchange Commission.

In 2006, we continued to make significant progress in our product development efforts, including:

•	We completed initial recruitment for our Zemiva Phase 2 Normals clinical study and confirmed the Normals database for Zemiva;

•	We initiated our Azedra Phase 1 dosimetry study, and later in 2006 received dosimetry data for Azedra;

•	We in-licensed from Novartis Pharma AG the radiotherapeutic candidate compound Onalta , a later stage compound supported by several Phase 2 clinical trials conducted in the United States and Europe;

•	We identified the lead molecules for our prostate-specific membrane antigen product candidate, MIP-220;

•	We received evidence that our fundamental technologies, Ultratrace and SAAC, could be effective competitive differentiators for our entire portfolio of product candidates through the elimination of unnecessary cold contaminants and the effective generation of additional radiolabeled diagnostic and pharmaceutical products. This evidence is reflected, in part, in the positive reports we submitted in November 2006 and December 2006, respectively, to the National Cancer Institute (NCI) to apply SAAC to the creation of innovative molecular targeting pharmaceuticals for the diagnosis and treatment of a variety of cancers;

•	We negotiated a technology transfer agreement with Mallinckrodt, Inc. (which was executed in January 2007) enabling the production of Onalta for clinical trials and, subject to regulatory approval, commercial sale; and

•	We negotiated an in-licensing agreement with Bayer Schering Pharma Aktiengesellschaft (which was executed in January 2007) for Solazed, an early stage compound supported by pre-clinical studies and independent research experience in humans conducted in Europe.

In 2006, we completed our convertible note financing, which provided us with the required funds in the short term for continued operations, and we extended the maturity date of our senior term loan. The per share fair market value of common stock for option grants increased to $12.00. We also filed with the Securities and Exchange Commission Amendment No. 2 to our Registration Statement on Form S-1 for the initial public offering of our common stock, which was declared effective by the Securities and Exchange Commission on February 1, 2007.

All of these developments in 2006 reflected the efforts of our management team and were taken into account by our Compensation Committee in awarding performance-based bonuses to our named executive officers.

Compensation Actions for Our Chief Executive Officer and Our Other Named Executive Officers.

Compensation actions for 2006 and 2007 reflect our management’s and our Compensation Committee’s assessments of performance relative to Company goals and objectives, departmental or functional area goals and individual performance objectives and comparisons against market benchmarks described earlier in this discussion.

David S. Barlow, our Chief Executive Officer, makes recommendations to our Compensation Committee as to individual compensation actions for the senior executives included within the named executive officers. Using the same criteria outlined above, our Compensation Committee works directly with its independent compensation consultant to determine the compensation recommendations that our Compensation Committee makes to our Board of Directors regarding specific compensation actions for Mr. Barlow and our other named executive officers.

Our compensation actions for our Chief Executive Officer and our other named executive officers are summarized as follows:

David S. Barlow — Chairman and Chief Executive Officer

As Chief Executive Officer, Mr. Barlow has overall responsibility for the execution of our annual and long-term plans consistent with our strategy. Under Mr. Barlow’s leadership, we made significant progress in 2005 and 2006 toward those goals. Specifically, Mr. Barlow continued to focus management on building our portfolio of product candidates and continuously prioritizing resources among existing product candidates in order to maximize short and long-term returns given our limited resources. Mr. Barlow also led our efforts to continue to raise necessary funds for ongoing operations and oversaw negotiations with our investors relating to financing terms. Our Compensation Committee also recognized Mr. Barlow’s significant contributions in defining and maintaining our corporate culture and collegial, inclusive team-building processes.

Compensation Actions for 2006

•	Base Salary: In February 2006, our Compensation Committee set Mr. Barlow’s 2006 base salary at $400,000, to be effective upon consummation of a financing event, which occurred in September. This base salary represents a 21% increase from the prior year’s salary of $330,000. This increase was awarded by our Compensation Committee to recognize Mr. Barlow’s accomplishments in 2005 and the low relative position of his 2005 base salary versus market benchmarks. As a result of this increase, Mr. Barlow’s blended base salary for fiscal year 2006 was $353,333.

•	Annual Performance Bonus: Our Compensation Committee has not determined Mr. Barlow’s annual performance bonus related to 2006 performance as of the date of this Proxy Statement.

•	Equity Compensation: In May 2006, our Compensation Committee granted Mr. Barlow 133,333 stock options with an exercise price of $4.80. This was the fair market value on the date of grant. The options vest in four equal annual installments on the first four anniversaries of the date of grant.

Compensation Actions for 2007

As of the date of this filing, no compensation actions for 2007 have been taken.

John W. Babich, Ph.D. — President and Chief Scientific Officer

Compensation Actions for 2006

•	Base Salary: In February 2006, our Compensation Committee set Dr. Babich’s 2006 base salary at $325,000, to be effective upon consummation of a financing event, which occurred in September. This base salary represents an 8% increase from the prior year’s salary of $300,000. This increase was awarded by our Compensation Committee to recognize Dr. Babich’s accomplishments in 2005. As a result of this increase, Dr. Babich’s blended base salary for fiscal year 2006 was $308,333.

•	Annual Performance Bonus: Our Compensation Committee has not determined Dr. Babich’s annual performance bonus related to 2006 performance as of the date of this Proxy Statement.

•	Equity Compensation: In May 2006, our Compensation Committee granted Dr. Babich 83,333 stock options with an exercise price of $4.80. This was the fair market value on the date of grant. The options vest in four equal installments on the first four anniversaries of the date of grant.

Compensation Actions for 2007

As of the date of this filing, no compensation actions for 2007 have been taken.

John E. McCray — Chief Operating Officer

Compensation Actions for 2006

•	Base Salary: In February 2006, our Compensation Committee set Mr. McCray’s 2006 base salary at $275,000, to be effective upon consummation of a financing event, which occurred in September. This base salary represents a 31% increase from the prior year’s salary of $210,000. This increase was awarded by our Compensation Committee to recognize Mr. McCray’s accomplishments in 2005 and the low relative position of his 2005 base salary versus market benchmarks. As a result of this increase, Mr. McCray’s blended base salary for fiscal year 2006 was $231,667.

•	Annual Performance Bonus: Our Compensation Committee has not determined Mr. McCray’s annual performance bonus related to 2006 performance as of the date of this Proxy Statement.

•	Equity Compensation: In May 2006, our Compensation Committee granted Mr. McCray 58,333 stock options with an exercise price of $4.80. This was the fair market value on the date of grant. The options vest in four equal installments on the first four anniversaries of the date of grant.

Compensation Actions for 2007

As of the date of this filing, no compensation actions for 2007 have been taken.

Nicholas Borys, M.D. — Chief Medical Officer

Compensation Actions for 2006

•	Base Salary: In February 2006, our Compensation Committee set Dr. Borys’ 2006 base salary at $280,000 to be effective upon consummation of a financing event, which occurred in September. This base salary represents a 12% increase from the prior year’s salary of $250,000. This increase was awarded by our Compensation Committee to recognize Dr. Borys’ accomplishments in 2005. As a result of this increase, Dr. Borys’ blended base salary for fiscal year 2006 was $260,000.

•	Annual Performance Bonus: Our Compensation Committee has not determined Dr. Borys’ annual performance bonus related to 2006 performance as of the date of this Proxy Statement.

•	Equity Compensation: Dr. Borys did not receive a stock option grant in 2006.

Compensation Actions for 2007

As of the date of this filing, no compensation actions for 2007 have been taken.

Robert Gallahue — Chief Financial Officer

Compensation Actions for 2006

•	Base Salary: In February 2006, our Compensation Committee set Mr. Gallahue’s 2006 base salary at $235,000 to be effective upon consummation of a financing event, which occurred in September. This base salary represents a 4.4% increase from the prior year’s salary of $225,000. This increase was awarded by our Compensation Committee to recognize Mr. Gallahue’s accomplishments in 2005. As a result of this increase, Mr. Gallahue’s blended base salary for fiscal year 2006 was $228,333.

•	Annual Performance Bonus: Our Compensation Committee has not determined Mr. Gallahue’s annual performance bonus related to 2006 performance as of the date of this Proxy Statement.

•	Equity Compensation: Mr. Gallahue did not receive a stock option grant in 2006.

Competitive Market Review

Our market for experienced management is highly competitive. We aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we aim to draw upon a pool of talent that is highly sought after by both large and established pharmaceutical and biotechnology companies in our geographic area and by other development stage life science companies. We draw upon a market that is national, and in some cases international, in scope: executives are recruited from the East Coast for West Coast positions and visa versa; international pharmaceutical companies seek to draw talent from growing biotechnology companies and we recruit from the pharmaceutical industry. The competition for research scientists is also intense, both among the for-profit sector, including large pharmaceutical and smaller biotechnology companies, and the non-profit sector, including universities and research institutions.

We believe we have competitive advantages in our ability to offer significant upside potential through stock options and other equity instruments. Nonetheless, we must recognize market cash compensation levels and satisfy the day to day financial requirements of our candidates through competitive base salaries and cash bonuses. We also compete on the basis of our vision of future success; our culture and company values; the cohesiveness and productivity of our teams; and the excellence of our scientists and management personnel. In all of these areas, we compete with other emerging life sciences companies. In order to succeed in attracting “best of breed” executives, we continuously draw upon surveys presented by W.T. Haigh & Company, Inc., our compensation consultants, as well as other nationally recognized surveys. Our management and Compensation Committee review data that analyzes various cross-sections of our industry, from biotechnology, diagnostics, therapeutics and medical devices, as well as relevant geographical areas ranging from the San Diego biotechnology community to the Boston and Cambridge area.

Market Benchmarks: How We Define Market and How We Use Market Compensation Data.  In both 2005 and 2006, the Compensation Committee’s independent compensation consultant conducted an Executive Total Compensation Review that compares our Company’s executive total compensation programs and levels to those in the market. Our consultant works directly with the Compensation Committee and management to interpret results, make certain specific and general recommendations and assist in the determination of next steps.

Defining the Market.  For 2006, we used three market references to compare our executive total compensation practices and levels to those in the market:

•	Select National Peer Group — 20 national biotechnology, diagnostic and medical device companies at a similar stage of development as us with similar headcount, projected market capitalization post-IPO, and in certain cases, similar therapeutic targets.

•	Select Boston/Cambridge Life Science Companies — 17 companies in the greater Boston, Massachusetts region with whom we compete for talent with similar scope characteristics as the Select National Peer Group.

•	Radford Biotechnology Executive Compensation Report by Aon Consulting: A national survey of executive compensation levels and practices that covers approximately 1300 positions in 550 organizations.

Determining Market Levels and Specific Comparisons.  We compare our practices and levels by each compensation component, by total annual direct compensation (including target annual incentive opportunity) and by total direct compensation including equity compensation components. The competitive comparisons made in this process are used to determine our approximate position relative to the appropriate market benchmark by compensation component and in total.

Total Compensation

We intend to continue our strategy of compensating our named executive officers at competitive levels, with the opportunity to earn above-market pay for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is an equal focus on our financial performance and stockholder return. For 2006, the total compensation paid to the named executive officers generally is expected to fall between 50th and 60th percentile of total compensation paid to executives holding equivalent positions in our peer group of companies. We believe that this position was consistent with our financial performance, the individual performance of each of our named executive officers and stockholder return. We also believe that the total compensation was reasonable in the aggregate. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual cash incentive awards (bonus), long-term equity-based incentive compensation, and certain other benefits.

The competitive posture of our total annual direct compensation versus the market benchmarks will vary year to year based on Company, department/functional area and individual performance, as well as the performance of the peer group companies and their respective level of annual performance bonus awards made to their executives with which we compare. We believe our target total annual direct compensation is generally positioned at approximately 50th to 60th percentile. We have not determined annual bonus awards for 2006.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive compensation program continue to evolve in parallel with the evolution of our business strategy. For example, we recently became a public company, with more predictable financial resources, our executive compensation program’s emphasis on stock options will diminish somewhat in favor of long-term cash payouts. Similarly, our goals are being modified to incorporate various requirements expected of a public company, such as strict compliance with the requirements of the Sarbanes Oxley Act and the effectiveness of our stockholder communications. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Executive Compensation

Set forth below is information regarding compensation earned by or paid or awarded to the following of our executive officers during the year ended December 31, 2006: (i) David S. Barlow, our Chairman of the Board of Directors and Chief Executive Officer; (ii) John W. Babich, Ph.D., our President and Chief Scientific Officer; (iii) John E. McCray, our Chief Operating Officer; (iv) Nicholas Borys, M.D., our Chief Medical Officer; and (v) Robert Gallahue, our Chief Financial Officer. Messrs. Barlow, Babich, McCray, Borys and Gallahue represent our five most highly- compensated executive officers whose total compensation exceeded $100,000. The identification of such named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2006, as reported below in the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

The following table sets forth for our named executive officers: (i) the dollar value of base salary earned during 2006; (ii) the dollar value of non-equity incentive plan compensation paid in 2007 for services and performances rendered in 2006 under our performance bonus plan; (iii) all other compensation for 2006; and (iv) the dollar value of total compensation for 2006.

							Non-Equity
				Stock	Option		Incentive Plan	All Other
		Salary	Bonus	Awards	Awards		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)		($)	($)		($)

David S. Barlow	2006	$353,333	—	$823,632	$66,778	(2)	(1)	$12,582	(3)	$1,256,325
Chairman of the Board of Directors & Chief Executive Officer
John W. Babich, Ph.D.	2006	308,333	—	—	41,736	(2)	(1)	—		350,069
President & Chief Scientific Officer
John E. McCray	2006	231,667	—	—	29,216	(2)	(1)	—		260,883
Chief Operating Officer
Nicholas Borys, MD	2006	260,000	—	—	—		(1)	—		260,000
Chief Medical Officer
Robert Gallahue	2006	228,333	—	—	—		(1)	—		228,333
Chief Financial Officer

(1)	We have not determined the amounts of the non-equity incentive plan compensation that we will pay to our named executive officers for 2006 performance. We expect to determine those amounts on or before December 31, 2007 and intend to file a current report on Form 8-K with this information when those amounts are determined.

(2)	Total stock compensation expense for 2006 as determined under SFAS 123(R) recorded using the modified prospective method for awards unvested as of January 1, 2006 and granted after November 8, 2005.

(3)	Our practice is to cover 75% of the employee’s cost of our health insurance plan. In lieu of using our health insurance plan, Mr. Barlow obtains his own health insurance plan elsewhere and is reimbursed 75% of his cost.

GRANTS OF PLAN-BASED AWARDS

We maintain our executive officer performance bonus program, our 1997 Stock Option Plan and our 2006 Equity Incentive Plan pursuant to which grants may be made to our named executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2006.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise
					Number of	No. of	or Base	Grant Date
		Estimated Future Payouts Under			Shares of	Securities	Price of	Fair Value
		Non-Equity Incentive Plan Awards			Stock or	Underlying	Option	of Stock
	Grant	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards ($)(1)

Mr. Barlow		$—	$200,000	$300,000	—	—	$—	$—
	5/9/2006	—	—	—	—	133,333	4.80	413,120
Dr. Babich		—	163,000	244,000		—	—	—
	5/9/2006	—	—	—	—	83,000	4.80	258,200
Mr. McCray		—	138,000	206,000	—	—	—	—
	5/9/2006	—	—	—	—	58,333	4.80	180,740
Dr. Borys		—	84,000	126,000	—	—	—	—
			—	—	—	—	—	—
Mr. Gallahue		—	71,000	106,000	—	—	—	—
			—	—	—	—	—	—

(1)	Total stock compensation as determined under SFAS 123(R). Amounts are amortized over the requisite service period of each award.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:			No. of	Market	No. of	Payout Value
			No. of			Shares or	Value of	Unearned	of Unearned
	No. of Securities		Securities			Units of	Shares or	Shares, Units	Shares, Units
	Underlying		Underlying			Stock	Units of	or Other	or Other
	Unexercised Options		Unexercised	Option	Option	That Have	Stock That	Rights That	Rights That
	(#)	(#)	Unearned	Exercise	Expiration	Not Vested	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	Vested ($)	Vested (#)	Vested ($)

Mr. Barlow	—	—	—	$—	—	27,375	$325,763	—	$—
	10,416	72,917	—	1.20	2/18/2015	—	—	—	—
	—	133,333	—	4.80	5/9/2016	—	—	—	—
Dr. Babich	123,200		—	0.60	2/15/2009	—	—	—	—
	66,667		—	0.60	3/15/2010	—	—	—	—
	272,347	31,954	—	0.60	4/8/2013	—	—	—	—
	10,416	72,917	—	1.20	2/18/2015	—	—	—	—
	—	83,333	—	4.80	5/9/2016	—	—	—	—
Mr. McCray	—	21,048	—	0.60	2/17/2015	—	—	—	—
	—	40,833	—	1.20	2/18/2015	—	—	—	—
	—	58,333	—	4.80	5/9/2016	—	—	—	—
Dr. Borys	25,833	24,166	—	0.60	5/13/2014	—	—	—	—
	8,333	25,000	—	3.00	7/1/2015	—	—	—	—
Mr. Gallahue	36,458	109,375	—	3.00	7/1/2015	—	—	—	—

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock during 2006 for each of the named executive officers on an aggregated basis:

Number of
	Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized on
Name	Exercise (#)	Exercise ($)	on Vesting (#)	Exercise ($)

Mr. Barlow	—	$—	109,500	$668,498
Dr. Babich	—	—	—	—
Mr. McCray	47,926	467,093	—	—
Dr. Borys	—	—	—	—
Mr. Gallahue	—	—	—	—

Executive Employment Agreements

David S. Barlow.  On February 7, 2003, we entered into an employment agreement with David S. Barlow, Chairman of our Board of Directors and our Chief Executive Officer. Either we or Mr. Barlow may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. Barlow’s employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $413,576. For purposes of the agreement, good reason means the reduction of Mr. Barlow’s salary or insurance benefits without his consent, a significant change in Mr. Barlow’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Mr. Barlow received a base salary of $330,000 for the year 2005. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Mr. Barlow was issued an option to purchase 547,500 shares of restricted common stock for a purchase price of $0.60 per share. Mr. Barlow immediately exercised the option and purchased the common shares pursuant to a stock restriction agreement. The shares were paid for with a cash payment of $32,850 and a non-interest bearing promissory note in the amount of $295,650. On November 4, 2005, Mr. Barlow repaid this loan in full. The shares of restricted stock vest over a four-year period, with 20% vested on the date of purchase and 5% vesting with the close of each three-month period thereafter while Mr. Barlow remains employed by us. Under the agreement, Mr. Barlow is entitled to piggy-back registration rights for the vested shares, which he waived for our initial public offering. Mr. Barlow was granted options on February 18, 2005 and May 9, 2006 to purchase 83,333 and 133,333 shares respectively of common stock at a purchase price of $1.20 and $4.80 per share respectively. A portion of the options vest in four equal annual installments on the first four anniversaries of the date of grant and a portion has an accelerated vesting feature upon reaching defined milestones. If these milestones are not obtained this portion vests at the end of four years. The vesting provisions accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

John Babich.  On January 1, 2003, we entered into an employment agreement with John Babich, our President and Chief Scientific Officer. Either we or Dr. Babich may terminate the employment agreement at any time, with or without cause. However, if we terminate Dr. Babich’s employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $333,941. For purposes of the agreement, good reason means the reduction of Dr. Babich’s salary or insurance benefits without his consent, a significant change in Dr. Babich’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Dr. Babich received a base salary of $300,000 for the year 2005.

The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Dr. Babich was granted incentive stock options to purchase up to 304,300 shares of our common stock at an exercise price of $0.60 per share. These options vest over a four-year period with 20% vested on the date of purchase and 5% vesting with the close of each three-month period thereafter while Dr. Babich remains employed by us. Under the agreement, Dr. Babich is entitled to piggy-back registration rights for the shares issued upon exercise of these options and for his additional stock, which rights he waived for our initial public offering. We granted Dr. Babich options to purchase 83,333 and 83,333 shares of common stock at a purchase price of $1.20 and $4.80, respectively per share. The options were granted as of February 18, 2005 and May 9, 2006 and a portion vests in four equal annual installments on the first four anniversaries of the date of grant and a portion has an accelerated vesting feature upon reaching defined milestones. If these milestones are not obtained this portion vests at the end of four years. The vesting provisions accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

John McCray.  On March 3, 2003, we entered into an employment agreement with John McCray, our Chief Operating Officer. Either we or Mr. McCray may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. McCray’s employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $280,998. For purposes of the agreement, good reason means the reduction of Mr. McCray’s salary or insurance benefits without his consent, a significant change in Mr. McCray’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Mr. McCray received a base salary of $210,000 for the year 2005. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Mr. McCray was granted incentive stock options to purchase up to 210,470 shares of our common stock at an exercise price of $0.60 per share. These options vest over a four-year period with 20% vested on the date of purchase and 5% vesting with the close of each three-month period thereafter while Mr. McCray remains employed by us. Under the agreement, Mr. McCray is entitled to piggy-back registration rights for the shares issued upon exercise of these options and for his additional stock, which rights he waived for our initial public offering. We granted Mr. McCray options to purchase 46,666 and 58,333 shares of common stock at a purchase price of $1.20 and $4.80, respectively per share. The options were granted as of February 18, 2005 and May 9, 2006, respectively. A portion vests in four equal annual installments on the first four anniversaries of the date of grant and a portion has an accelerated vesting feature upon reaching defined milestones. If these milestones are not obtained this portion vests at the end of four years. The vesting provisions accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

Nicholas Borys.  On May 1, 2004, we entered into an employment agreement with Nicholas Borys, our Chief Medical Officer. Either we or Dr. Borys may terminate the employment agreement at any time, with or without cause. However, if we terminate Dr. Borys’ employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $288,941. For purposes of the agreement, good reason means the reduction of Dr. Borys’ salary or insurance benefits without his consent, a significant change in Dr. Borys’ title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Dr. Borys received a base salary of $250,000 for the year 2005. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Dr. Borys was granted incentive stock options to purchase up to 41,667 shares of our common stock at an exercise price of $0.60 per share. These options vest over a four-

year period with 25% vesting on each anniversary of Dr. Borys’ date of hire as long as Dr. Borys is employed by us. Additionally, Dr. Borys received an additional option to purchase 16,667 shares of common stock for certain performance objectives which were met. Under the agreement, Dr. Borys is entitled to piggy-back registration rights for the shares issued upon exercise of these options and for his additional stock, which rights he waived for our initial public offering. We granted Dr. Borys an option to purchase 33,333 shares of our common stock at an exercise price of $3.00 per share. The option was granted as of July 1, 2005 and vests in four equal annual installments on the first four anniversaries of the date of grant. The vesting provisions accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

Robert Gallahue.  On July 1, 2005, we entered into an employment agreement with Robert Gallahue, our Chief Financial Officer. Either we or Mr. Gallahue may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. Gallahue’s employment without cause or he voluntarily resigns for good reason, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $243,941. For purposes of the agreement, good reason means the reduction of Mr. Gallahue’s salary or insurance benefits without his consent, a significant change in Mr. Gallahue’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Under the terms of the agreement, Mr. Gallahue is entitled to a base salary of $225,000 per year. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Mr. Gallahue was granted incentive stock options to purchase up to 145,833 shares of our common stock at an exercise price of $3.00 per share. A portion of these options vest in four equal installments on the anniversary of Mr. Gallahue’s date of hire and a portion have an accelerated vesting feature upon reaching defined milestones. If these milestones are not obtained this portion vests at the end of four years. The vesting provisions accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction). Mr. Gallahue’s position as our Chief Financial Officer ended as of April 11, 2007.

Director Compensation

The following table sets forth information regarding the compensation received by each of our non-employee directors for services as members of our Board of Directors or any committee of our Board of Directors during the year ended December 31, 2006.

	Fees Earned			All Other
	or Paid	Option		Compensation
Name	in Cash ($)	Awards ($)(1)		($)	Total ($)

Daniel Frank	$49,000	$6,846	(2)	$—	$55,846
Kim D. Lamon	44,000	—	(3)	—	44,000
David M. Stack	41,000	5,906	(4)	—	54,730
Harry Stylli	46,000	—	(5)	—	46,000
Andrew Jay	—	—	(6)	—	—

(1)	Total Stock Compensation expense determined under SFAS 123(R).

(2)	As of December 31, 2006, Mr. Frank held outstanding options to purchase an aggregate of 8,333 shares of our common stock.

(3)	As of December 31, 2006, Mr. Lamon held outstanding options to purchase an aggregate of 8,333 shares of our common stock.

(4)	As of December 31, 2006, Mr. Stack held outstanding options to purchase an aggregate of 8,333 shares of our common stock.

(5)	As of December 31, 2006, Mr. Stylli held outstanding options to purchase an aggregate of 8,333 shares of our common stock.

(6)	Mr. Jay resigned in February 2007, immediately prior to the consummation of our initial public offering.

All non-employee directors receive $36,000 per year, payable quarterly, as a retainer fee for service on our Board of Directors and its committees. The non-employee directors also receive a fee of $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended via teleconference, and $500 for each committee meeting attended either in-person or via teleconference. The chairman of the Audit Committee receives an additional $12,000 per year and the chairman of each other committee of the Board of Directors receives an additional $8,000 per year. Under our policy, upon initial election to the Board of Directors and upon each anniversary of such election during the director’s three year term, a non-employee director will receive an automatic stock option grant to purchase 4,167 shares of our common stock. Each such option will have a term of ten years, an exercise price equal to the fair market value as of the date of grant and will vest at the end of one year from the date of grant. A non-employee director will be entitled to similar automatic option grants upon reelection to the Board of Directors and for each year of subsequent three year terms of service. No director who is an employee will receive separate compensation for services rendered as a director.

Benefits Plans

1997 Stock Option Plan

Our Board of Directors and stockholders adopted the 1997 Stock Option Plan, or 1997 Plan, on January 9, 1997. The 1997 Plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and for grants of non-qualified stock options to our employees, consultants and directors. The 1997 Plan was adopted to facilitate the retention of current employees, consultants and directors as well as to secure and retain the services of new employees, consultants and directors, and to provide incentive for such persons to exert maximum efforts to promote our financial success.

The 1997 Plan is administered by our Board of Directors unless the Board of Directors delegates the administration to its Compensation Committee. The administrator has the power to administer and interpret the 1997 Plan, including determining the terms of the options granted, the exercise price, the number of shares subject to the option and the vesting of the options thereof. The administrator of the 1997 Plan establishes the option exercise price. In the case of an incentive stock option, the exercise price must be at least the fair market value of a share of the stock on the date of the grant or, in the case of all options, 110% of fair market value with respect to optionees who own at least 10% of all classes of stock. Fair market value is determined in good faith by our Board of Directors, or the Compensation Committee if so empowered, and in a manner consistent with the Internal Revenue Code in the case of incentive stock options.

Options granted under the 1997 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000 shall automatically be treated as non-qualified stock options.

The 1997 Plan provides that it may be amended, modified, suspended or terminated by our Board of Directors, or the Compensation Committee if so empowered, at any time; provided, however, that without the approval of the stockholders, there shall be (a) no increase in the total number of shares of stock covered by the 1997 Plan, (b) no change in the class of persons eligible to receive incentive stock options and (c) no extension of the period during which incentive stock options may be granted beyond the date which is ten years following the date the 1997 Plan was adopted. In any event, no such amendment, modification, suspension or termination may adversely affect the terms of any individual option previously granted without the consent of the affected optionee. During a May 9, 2006 board of directors’ meeting, our Board voted to amend the 1997 Plan by increasing the reserved shares by 666,667. On August 31, 2006 our Stockholders approved this amendment. Accordingly, we have reserved an aggregate of 2,833,333 shares of common stock for issuance under the 1997 Plan.

The 1997 Plan terminated on January 9, 2007. Our Board of Directors and stockholders have adopted the Amended and Restated 2006 Equity Incentive Plan. As a result, the authority to grant incentive stock options under the 1997 Plan terminated, although the termination did not affect any options outstanding on the termination date and all such options will continue to remain outstanding and be governed by the 1997 Plan.

As of December 31, 2006, we had options to purchase 1,870,840 shares of our common stock outstanding under our 1997 Plan and exercisable at a weighted average price of $2.46 per share. As of December 31, 2006, 640,304 common shares had been issued upon exercise of options under the plan.

2006 Equity Incentive Plan

Our Board of Directors and stockholders adopted the 2006 Equity Incentive Plan on November 16, 2005 and April 18, 2006, respectively, and adopted the Amended and Restated 2006 Equity Incentive Plan on August 17, 2006 and August 31, 2006, respectively. The Amended and Restated 2006 Equity Incentive Plan, or 2006 Plan, amends the 2006 Equity Incentive Plan. The 2006 Plan provides for (i) grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and (ii) grants of non-qualified stock options, performance shares, performance units, restricted stock units, restricted shares and other stock-based awards to our employees, consultants, officers, advisors and directors. The 2006 Plan is intended to facilitate the retention of current employees, consultants, officers, advisors and directors as well as to secure and retain the services of new employees, consultants, officers, advisors and directors, and to provide incentive for such persons to exert maximum efforts to promote the financial success and progress of our company. A total of 2.3 million shares of our Common Stock may be granted under the 2006 Plan. The number of shares reserved for issuance under the 2006 Plan will be automatically increased on January 1 of each year after the effectiveness of our initial public offering by a number of shares equal to 4% of our common stock outstanding on the day before, December 31, but in no event can we issue more than 2.3 million shares pursuant to the exercise of incentive stock options. The 2006 Plan includes annual limits on the number of awards that may be granted to each plan participant. Additionally, the number of shares of restricted or unrestricted stock we can award under the 2006 Plan is limited to 40% of the shares reserved for issuance under the 2006 Plan.

The 2006 Plan is administered by the Compensation Committee pursuant to a delegation of authority from our Board of Directors. The Compensation Committee, as the administrator of the 2006 Plan, has the power to administer and interpret the 2006 Plan, including determining the terms of the options and other stock-based awards, the exercise or purchase price for such options or awards, the number of shares subject to the option or award and any vesting provisions. Options are also subject to further restrictions imposed by the Code. The exercise price of all options must be at least the fair market value of a share of Common Stock on the date of the grant, or in the case of incentive stock options, 110% of fair market value with respect to optionees who own at least 10% of all classes of the Company’s stock. Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000 shall automatically be treated as non-qualified stock options. The fair market value is determined as set forth in the 2006 Plan which generally establishes fair market value in relation to the last traded price or, if the shares are not traded on an exchange, as determined in good faith by the Compensation Committee and in a manner consistent with the Code. The 2006 Plan does not permit repricing of any options or stock appreciation rights that have been issued.

Options and other stock-based awards granted under the 2006 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option or award is exercisable, during the lifetime of the option or award recipient and only by such recipient. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

The 2006 Plan also provides for the automatic grants of non-qualified stock options to non-employee directors, in a manner consistent with the rules and regulations under the Securities Act of 1933, as amended. Generally, non-employee directors will receive an option grant for 25,000 shares on the day following the annual meeting of stockholders in the first year such non-employee director becomes a member of the Board and on the day following the annual meeting of stockholders in each subsequent year such non-employee director serves as a member of the Board. The exercise price per share for all options granted to non-employee directors shall be the fair market value of the common stock based on the market price of the Company’s common Stock on the date of grant. All options are vested and exercisable as of the first anniversary of the date of grant. Options are granted and are exercisable only while the non-employee director is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director (including as a result of death, disability or retirement).

The 2006 Plan allows for the grant of stock appreciation rights. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation either in cash or in shares of our common stock. The Compensation Committee may grant stock appreciation rights under the 2006 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is generally exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled.

The Compensation Committee may grant restricted stock awards under the 2006 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase our common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to us. The Compensation Committee determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance goals similar to those described below in connection with performance shares and performance units as the Compensation Committee specifies, and the shares acquired may not be transferred by the participant until vested.

Restricted stock units granted under the 2006 Plan represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. The Compensation Committee, in its discretion, may provide for settlement of any restricted stock unit by payment to the participant in shares, or in cash of an amount equal to the fair market value on the payment date of the shares of stock issuable to the participant. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to us. The Compensation Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions based on service.

The Compensation Committee may grant performance shares and performance units under the 2006 Plan, which are awards that will result in a payment to a participant only if specified performance goals are achieved during a specified performance period. Performance share awards are denominated in shares of our common stock, while performance unit awards are denominated in dollars and may relate to the fair market value of one or more shares of our common stock. In granting a performance share or unit award, the Compensation Committee establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2006 Plan, such as earnings per share, earnings, earnings growth, return on average equity or average assets, revenue, net operating profit, cash flow, market share or other performance goals described in the 2006 Plan. To the extent earned, performance share and unit awards may be settled in cash, shares of our common stock or any combination of these.

The 2006 Plan may be amended, modified, suspended or terminated by our Board of Directors, or the Compensation Committee if so empowered, at any time; provided, however, that stockholder approval is needed for any change in the 2006 Plan for certain matters set forth in the Code including (a) an increase in the total number of shares of stock covered by the 2006 Plan, (b) a change in the class of persons eligible to receive incentive stock options and (c) an extension of the period during which incentive stock options may be granted beyond the date which is ten years following the date the 2006 Plan was adopted. However, no such amendment, modification, suspension or termination may adversely affect the terms of any individual option previously granted without the consent of the affected optionee. Unless terminated sooner, the authority to grant incentive stock options under the 2006 Plan will terminate automatically on the date of our annual stockholders meeting that will be held in 2011.

As of December 31, 2006, we had no options to purchase shares of our common stock outstanding under our 2006 Plan. No awards could be granted under the 2006 Plan until after the effectiveness of our initial public offering on February 1, 2007.

401(k) Savings Plan

Effective January 1, 2001, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by any percentage the participant elects, up to statutorily prescribed annual limit, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan also permits us, in our sole discretion, to make employer matching contributions equal to a specified percentage (as we determine) of the amount a participant has elected to contribute to the plan, and/or employer profit-sharing contributions equal to a specified percentage (as we determine) of an employee’s compensation. We do not currently make employer contributions to the 401(k) plan, but may determine to do so in the future.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the above “Compensation Discussion and Analysis” section. Based on this review and our discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report to stockholders on Form 10-K and included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Daniel Frank
David M. Stack
Lionel Sterling

April 12, 2007

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Issuances

Convertible Promissory Notes and Warrants.  On September 28, 2006, we issued convertible promissory notes to eight investors for an aggregate principal amount of $15.4 million. In connection with our initial public offering, these notes and accrued interest automatically converted into 2,029,159 shares of our common stock at a conversion price of $7.80 per share. In connection with the issuance of the notes, we also issued warrants to the noteholders entitling the noteholders to purchase up to 394,877 shares of our common stock at $7.80 per share. Cerberus Partners, L.P. purchased notes in an aggregate principal amount of $10.0 million, which converted into 1,317,638 shares of our common stock in connection with our initial public offering, and also received a warrant to purchase 256,411 shares of our common stock, at a price of $7.80 per share. Daniel Frank is a member of our Board of Directors and a Managing Director of Cerberus Capital Management, L.P. Mr. Frank disclaims beneficial ownership of shares of our common stock owned by Cerberus Partners, L.P.

Relationship with Peter Barlow and Foley & Lardner LLP

The law firm of Foley & Lardner LLP provides legal services for us. Peter Barlow is a partner at Foley & Lardner LLP and is the brother of David Barlow, our Chairman and Chief Executive Officer. From January 1, 2006 through February 28, 2007, Foley & Lardner LLP billed us an aggregate of $2.7 million.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers, as described more fully in this Proxy Statement under the caption “Executive Employment Agreements.” In addition, our directors and officers are provided indemnification protections in our Articles of Organization.

Procedure for Review, Approval and Ratification of Transactions with Related Persons

Our Code of Conduct and Business Ethics states that employees (including executive officers) must avoid any situation involving a conflict between their personal interests (including those of close family members) and the interests of the Company. Employees and executive officers are required to document potential or actual conflicts of interests on a Compliance and Disclosure Form included in the Code of Conduct and Business Ethics. Supervisors must refer each potential conflict of interest situation to our Chief Operating Officer, who will determine whether it poses a potential harm to our business interests or creates an appearance of improper influence. Our Code of Conduct and Business Ethics provides further that our Chief Operating Officer will document the particular facts disclosed to him or her and the basis for his or her decision in each case. If the correct course of action is not clear, our Chief Operating Officer will contact our legal advisors to obtain resolution of the matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in the Company’s proxy statement and presented at the 2008 annual meeting of stockholders (to be held on or around May 12, 2008) will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than December 14, 2007 (120 calendar days prior to the anniversary of the mailing date of this Proxy Statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of stockholder proposals for the 2008 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2008 annual meeting, the Company’s bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings but not necessarily included in the Company’s proxy statement. In order to be timely, a stockholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not less than 150 days prior to the date such meeting was held in the prior year (or, with respect to nominees for director, generally not less than 60 or greater than 90 days prior to the date of the meeting). These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the 2007 Annual Meeting. If any other matters properly come before the annual meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ DAVID S. BARLOW
David S. Barlow
Chairman of the Board and Chief Executive Officer

April 12, 2007

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
Annual Meeting of Stockholders, May 14, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned stockholder of Molecular Insight Pharmaceuticals, Inc. hereby appoints David S. Barlow and John E. McCray, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and vote all shares of Molecular Insight Pharmaceuticals, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Molecular Insight Pharmaceuticals, Inc., and at any adjournments or postponements thereof, to be held on Monday, May 14, 2007, at 10:00 a.m., local time, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610, as indicated on the reverse side.
(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
MOLECULAR INSIGHT PHARMACEUTICALS, INC.
MAY 14, 2007

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET – Access “www.voteproxy.com” and follow the
on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1. ELECTION OF DIRECTORS:

☐	FOR ALL NOMINEES

		David M. Stack	Class I ☐

		Harry Stylli, Ph.D.	Class I ☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark, “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:  ☑

2.	RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MOLECULAR INSIGHT PHARMACEUTICALS, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.	For	Against	Abstain
		☐	☐	☐
The Board of Directors recommends a vote “FOR” each of the above proposals. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the above proposals, and at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
Signature of Stockholder _____________________________    Date _______________
Signature of Stockholder _____________________________    Date _______________
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.